Certain information contained in this Exhibit has been redacted pursuant to a request for confidential treatment filed by Federal-Mogul Corporation with the Securities Exchange Commission pursuant to rule 24b-2 promulgated under the Securities Exchange Act of 1934. Information for which confidential treatment has been requested has been replaced with asterisks.

FEDERAL-MOGUL CORPORATION
2010 STOCK INCENTIVE PLAN
2014-15 EVA AWARD AGREEMENT - Powertrain Segment

Name: [____________] (the “Participant”)

Pursuant to and subject to the terms and conditions of the Federal-Mogul Corporation 2010 Stock Incentive Plan, as amended from time to time (the “Plan”), this award agreement (“Agreement”) evidences the issuance to the Participant by Federal-Mogul Corporation (the “Company”), effective as of the grant date set forth below, of a performance-based economic value added award (the “Award”). The rights conferred by this Agreement shall be deemed for all purposes a to be a “performance unit” under the Plan. Any term capitalized herein but not defined will have the meaning set forth in the Plan.

1.	Grant Date. The grant date for the Award is [___________], 2013.

2.	Performance Period. The Performance Period for the Award shall be the two-year period commencing on January 1, 2014 and ending on December 31, 2015.

3.	Vesting. The Award shall vest 100% on the last day of the Performance Period, subject to the Participant’s continuous employment throughout the Performance Period.

4.
Award Value. Participant’s Award shall be valued based on the Award Percentage multiplied by the PT Bonus Pool. Subject to the provisions in Section 7 hereof, the Participant’s Award Percentage is equal to [_]%.

(a)
“PT Bonus Pool” means 3.0% of Economic Profit generated by the Powertrain Segment during the Performance Period. The PT Bonus Pool cannot be less than $0 and may not exceed $6,700,000 with respect to the Performance Period.

(b)
“Economic Profit” means, with respect to the Powertrain Segment of the Company, EBIT of the Powertrain Segment less the Capital Charge. Economic Profit shall be calculated quarterly during the Performance Period.

(c)	“EBIT” means, for any fiscal quarter, the Powertrain Segment’s consolidated net income determined in accordance with GAAP before the following:

i.	interest income and expense,

ii.	provision for income taxes (including tax sharing payments),

iii.	legacy defined benefit expenses,

iv.	OPEB curtailment gains or losses,

v.	expenses associated with factoring of receivables, and

vi.	gains and losses on the sale of a business.
EBIT shall be calculated quarterly during the Performance Period. Notwithstanding anything to the contrary in the foregoing, the Compensation Committee of the Company's Board of Directors (“Compensation Committee”) shall, subject to the terms of the Plan, adjust the calculation of EBIT for events or actions during the course of the Performance Period that are extraordinary and/or non-recurring (including but not limited to goodwill impairments or legacy costs).

(d)	“Capital Charge” means, for any fiscal quarter, Average Working Assets multiplied by the annual rate specified below. Capital Charge shall be calculated quarterly during the Performance Period.

i.	Fiscal 2014: *** percent (***%) (i.e., ***% each fiscal quarter).

ii.	Fiscal 2015: *** percent (***%) (i.e., ***% each fiscal quarter).

(e)
“Average Working Assets” means, for any fiscal quarter, the average of (i) Working Assets as of the last day of such quarter and (ii) Working Assets as of the last day of the immediately preceding quarter. Average Working Assets shall be calculated quarterly during the Performance Period.

(f)	“Working Assets” means, for any fiscal quarter, the following items for the Powertrain Segment as of the last day of such quarter (in each case determined in accordance with GAAP):

i.	accounts receivable; plus

ii.	factored receivables that would not have otherwise been paid during the fiscal quarter; plus

iii.	net inventory; plus

iv.	property, plant and equipment net of depreciation (i.e. net book value); plus

v.	goodwill and other intangible assets related to acquisitions or investments completed on or after [September 30], 2013; plus

vi.	investments in non-consolidated subsidiaries (excluding $100 million consisting primarily of retained earnings established before January 1, 2014); less

vii.	accounts payable; less

viii.	accrued liabilities (other than accruals for short term taxes or short term interest).
Working Assets shall be calculated quarterly during the Performance Period. The Participant and the Company acknowledge and agree that Working Assets for the fiscal quarter of the Powertrain Segment ended September 30, 2013 was $***. Notwithstanding anything to the contrary in the foregoing: (A) Working Assets shall be determined without giving effect to any gains and losses on the sale of a business; and (B) the Compensation Committee shall, subject to the terms of the Plan, adjust the calculation of Working Assets for events or actions during the course of the Performance Period that are extraordinary and/or non-recurring (including but not limited to goodwill impairments).

5.
Form and Timing of Payment. Except as hereinafter provided, after the end of the Performance Period, the Participant shall be entitled to receive a payment equal to the value of the Award, if any, in a lump sum in cash. Payment of such amount shall be made as soon as administratively practicable after the later of (i) the filing of the Company’s 2015 Annual Report on Form 10-K (or any successor filing) and (ii) the Economic Profit results are calculated and certified by the Compensation Committee following the end of the Performance Period, but in no event later than March 15, 2016.

6.
Termination of Employment. Subject to the forfeiture and clawback provisions contained in Section 15 of the Plan, the Participant’s right to receive the Award after the Participant’s Termination of Employment within the Performance Period will be only as follows:

(a)
Termination by the Company other than due to a Breach of Conduct. If the Participant incurs an involuntary Termination of Employment by the Company other than due to a Breach of Conduct prior to the end of the Performance Period, subject to the provisions of Section 7 hereof, the Participant shall have the right to receive a payment in a lump sum in cash equal to (i) the value of the Award, if any, multiplied by (ii) a fraction, (A) the numerator of which is equal to the number of days the Participant was employed during the Performance Period and (B) the denominator of which is equal to the total number of days in the Performance Period. The payment of such amount, if any, shall be made in accordance with Section 5.

(b)
Other Termination. Unless otherwise determined by the Committee, if the Participant incurs a Termination of Employment within the Performance Period for any reason other than as described in Section 6(a), then the Award shall thereupon immediately terminate and be forfeited by the Participant.

7.
Change in Control and Powertrain Segment Change of Control. Notwithstanding anything to the contrary herein, if the Participant is employed by the Company immediately prior to a Change in Control Event that occurs during the Performance Period, to the extent that the Participant becomes entitled to a payment pursuant to Section 5 or Section 6 hereof, such payment shall not be less than the Change in Control Amount.

(a)	“Change in Control Event” means a Change in Control as defined in the Plan and/or a Powertrain Segment Change of Control.

(b)
“Powertrain Segment Change of Control” shall mean a transaction by which all or substantially all of the assets of the Powertrain Segment (or the securities of the entities holding such assets) are sold to a third party who is not Affiliated with the Company in a private sale (including such transactions that occur following a Spin-Off Transaction or a public offering of the securities of the Powertrain Segment), but in no event shall such term be utilized to refer to a Spin-Off Transaction, a public offering of the securities of the Powertrain Segment or any other transaction that would not satisfy the definition of a “change in control event” as defined in Code Section 409A and the regulations and other official guidance issued thereunder. For the avoidance of doubt, a “Powertrain Segment Change of Control” shall in no event include any transaction if, immediately following consummation thereof, Carl Icahn and/or the Related Parties are the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Powertrain Segment.

i.	“Powertrain Segment” means the powertrain operating segment of the Company (or any successor operating segment).

ii.	“Affiliate” shall have the meaning set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended.

iii.
“Spin-Off Transaction” means any transaction by which (i) the Powertrain Segment (or all or substantially all of the assets of the Powertrain Segment or the securities of the entities holding such assets) is distributed to the security holders of the Company or (ii) the assets comprising all or substantially all of the Powertrain Segment (or the securities of the entities holding such assets) are otherwise reorganized or restructured in a manner similar to the foregoing.

(c)
“Change in Control Amount” means an amount equal to the value of the Award calculated in accordance with Section 4 hereof, but determined as if the Performance Period ended on the Change in Control Date.

(d)	“Change in Control Date” means the date upon which a Change in Control Event is consummated.

8.
Withholding. The Company shall have the right to retain any amounts that are distributable to the Participant hereunder to the extent necessary to satisfy the minimum required withholding taxes, whether federal, state, local or foreign, triggered by the payment of any amounts hereunder.

9.
Transferability of the Award. The Award is transferable only by will or the laws of descent and distribution, or pursuant to a domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder).

10.
No Limitation on Rights of the Company. The grant of the Award will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

11.
Plan and Agreement Not a Contract of Employment. Neither the Plan nor this Agreement is a contract of employment, and no terms of employment of the Participant will be affected in any way by the Plan, this Agreement or related instruments except as specifically provided therein. Neither the establishment of the Plan nor this Agreement will be construed as conferring any legal rights upon the Participant for a continuation of employment, nor will it interfere with the right of the Company or any subsidiary or Affiliate to discharge the Participant and to treat him or her without regard to the effect that treatment might have upon him or her as the Participant.

12.
Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, seven days after the date of deposit in the United States mail, in the case of the Company to the Company’s U.S. corporate headquarters (as reflected on the Company’s corporate website), Attention: General Counsel, and, in the case of the Participant, to the last known address of the Participant in the Company’s or Subsidiary’s records.

13.
Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified (except as provided herein and in the Plan) adversely to the Participant except by means of a written document signed by the Company and the Participant. This Agreement and the Award will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, determined without regard to its conflict of laws rules.

14.
Plan Controls. The rights granted under this Agreement are in all respects subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully herein. If the terms of this document conflict with the terms of the Plan, the Plan will control.

15.
Participant’s Acknowledgement. The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands the provisions of the Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under the Plan or this Agreement. The Participant further agrees to notify the Company upon any change in his or her residence address. A facsimile or photocopy of an executed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Participant	Federal-Mogul Corporation
__________________________ Name:	By: __________________________ Name: [_________] Title: [_________________]